Exhibit 14.1

                        ADVANCED ENGINE TECHNOLOGIES INC.
                       Code of Business Conduct and Ethics

                            (Adopted April 16, 2004)

                                   Article I
                              Statement of Purpose

         Advanced Engine Technologies Inc. and its subsidiaries (the "Company") depend on the judgement and high personal standards of its directors and its officers and employees ("Employees") in conducting its business with integrity and in full compliance with the law. The Company has established this Code of Business Conduct and Ethics (this "Code of Ethics") that applies to all directors and Employees of the Company. The purpose of this Code of Ethics is to ensure compliance herewith and to promote:

     o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other public communications of the Company;

     o    Compliance with applicable governmental laws, rules and regulations;

     o The prompt internal reporting to an appropriate person or committee of violations of the Code of Ethics; and

     o    Accountability for adherence to the Code of Ethics.

As a representative of the Company, you have personal responsibility for both the integrity and the consequences of your actions. No policy can cover every possible situation, and whenever a question arises about the propriety of certain actions, you should seek advice and counsel from your supervisor, John Luft or the Company's legal counsel - M. Neil Cummings Esq.. If you are a director or executive officer of Advanced Engine Technologies Inc. you may also seek advice and counsel from the Board of Directors of Advanced Engine Technologies Inc. You are encouraged to contact any of the foregoing regarding questions about this Code of Ethics.


                                   Article II
                                 Administration

         The Board of Directors of Advanced Engine Technologies Inc. ("Board of Directors") will administer this Code of Ethics. However, it is your individual responsibility to comply with this Code of Ethics.

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                                  Article III
                              Compliance with Laws

     1. It is the policy of the Company to comply with all applicable laws, rules and regulations. Your actions with respect to your duties to the Company must be, to the best of your knowledge, in accordance with all such laws, rules and regulations. You are expected to be familiar with the laws, rules and regulations that impact and control your specific duties to the Company.

     2. You may not ask or pressure anyone to break any law, rule or regulation.

     3. You are required to understand and comply with the Company's insider trading policy that governs your trading in securities of the Company, which is available on the Company's intranet website.


                                   Article IV
                        Compliance with Company Policies

     1. Those of you who are involved in preparing reports and other documents filed with the Securities and Exchange Commission and other public communications of the Company must observe the Company's policies and procedures with respect to such filings and communications, including, without limitation, policies and procedures with respect to (a) internal controls, and (b) disclosure controls and procedures. You must cooperate fully in any matters relating to the gathering of information and preparation of such filings and communications in order to promote full, fair, accurate, timely, and understandable disclosures in such filings and communications.

     2. You must observe the Company's other policies and procedures, including, without limitation, policies and procedures with respect to the prohibition against discrimination or harassment.


                                   Article V
                             Conflicts of Interests

     1. You must take all practicable steps to avoid conflicts of interest. A "conflict of interest" occurs when an individual's private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. A conflict situation can arise when you take actions or have interests that may make it difficult to perform your Company work objectively and effectively. Conflicts of interest also arise when you, or a member of your family, receive improper personal benefits as a result of your position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

     2. In questionable situations, you should direct requests for determination of whether or not a conflict of interest exists to John Luft or to the Company's

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legal counsel. Directors Advanced Engine Technologies Inc. ("Directors") and
executive officers may also direct such requests to the Board of Directors.

     3. If a situation that creates a conflict of interest arises, the individual involved and any director or Employee who is aware of such conflict of interest must promptly report it to the to the Company's legal counsel. Information relating to such conflicts of interest may be reported anonymously. See Article XII, Paragraph 3 of this Code of Ethics for procedures on how to submit such information anonymously.

     4. The person to whom the conflict of interest is reported, or his or her designee, will monitor the situation creating the conflict of interest and take all appropriate action in accordance with this Code of Ethics. To the fullest extent practicable, the individual with the conflict of interest will be removed from any decision-making on behalf of the Company related to the situation creating the conflict of interest. In no event will the individual with the conflict of interest be permitted to receive any improper personal benefit from such situation.


                                   Article VI
                             Corporate Opportunities

     1. You must not appropriate any business opportunity that is discovered through the use of the Company's property or information or your position.

     2. You must not use your position or the Company's property or information for personal gain or the personal gain of members of your family.

     3. You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.


                                  Article VII
                                  Fair Dealing

     1. You should maintain a high degree of integrity in your business dealings on behalf of the Company. The Company expects that you will in the performance of your duties:

          (a) Deal fairly with the Company's customers, suppliers and employees in accordance with prevailing standards of business conduct for home-building companies within the geographic areas in which the Company does business; and

          (b) Not take unfair advantage of the Company's customers, suppliers or employees through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

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         2. You must make procurement decisions exclusively on the basis of the
Company's best interests, considering such factors as quality, service, price, financial responsibility and maintenance of reliable sources of supplies. It is improper for you to seek or receive favored treatment from a potential or actual supplier or contractor in the form of gifts or entertainment to you or your family member that exceed prevailing standards of business conduct. You must report any gift or entertainment with a value exceeding $100 received from a potential or actual supplier or contractor to John Luft.

         3. You must not offer, give, provide, or accept any gift or entertainment in connection with your relationship or employment with the Company that is a cash gift, can be construed as a bribe, kickback or payoff or that violates any applicable laws, rules or regulations.


                                  Article VIII
                          Protection of Company Assets

     1. You must to the fullest extent practicable protect the Company's assets and ensure their efficient use.

     2. You must use the Company's assets only for the Company's legitimate business purposes.

     3. No Company assets, including employee work time, may be contributed to any political candidate, party or campaign, unless such contribution is approved in advance by the Chief Executive Officer and Chief Operating Officer and is made in accordance with all applicable laws, rules and regulations.


                                   Article IX
                                Health and Safety

     1. You must comply with all applicable laws, rules and regulations and applicable policies and procedures to maintain a safe workplace.

     2. You may not possess, store or use any weapons or unlawful drugs at any Company facility or worksite.

     3. You may not possess, consume or store alcoholic beverages at any Company facility or worksite, except in connection with specific occasions or events approved in advance by a division manager, the Chief Executive Officer or the Chief Operating Officer.

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
                                   Article X
                        Business Information and Records

     1. All Company books, accounts, records and financial reports must be maintained accurately, with complete documentation and in accordance with all relevant accounting, internal control and documentation retention requirements. No entries will be made, or reports issued, that intentionally conceal or disguise the true nature of the transaction. All funds and accounts established by the Company must be accurately described in relevant books and records. No undisclosed, unrecorded or "off-book" funds or assets may be established or maintained for any purposes.

     2. Expense reports must accurately reflect expenses incurred in the course of doing business.

     3. If you are required to record and charge your time, you must do so accurately and to the proper accounts. Supervisors are responsible for ensuring that employees' time is charged properly.


                                   Article XI
                                 Confidentiality

     You must maintain the confidentiality of the Company's confidential and proprietary information in accordance with all applicable laws, rules and regulations and any confidentiality agreements entered into by or with the Company. The same requirements apply to protecting confidential information entrusted to the Company by a third party. Confidential information includes, but is not limited to, all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.


                                  Article XII
                    Reporting and Consequences of Violations

     1. The Company expects you to comply with this Code of Ethics, to use your own high standards and reasoned judgement, and to seek the advice and counsel of supervisors, John Luft and/or the Company's legal counsel to clarify issues not covered by these standards and when in doubt about the best course of action. Directors and executive officers may also seek the advice and counsel of the Board of Directors. Supervisors and management are charged with creating and maintaining an environment that promotes proper business conduct and allows employees to feel free to question or report in good faith suspected improprieties without fear of retribution.

     2. You should report any violations of this Code of Ethics by a Director or a Key Executive to the Chairman of the Board of Directors. Violations of this Code of Ethics by other Employees should be reported to the Board of Directors. You must not, however, deliberately provide false information concerning violations of laws, rules, regulations, or this Code of Ethics. If you deliberately fail to report a violation of which you are aware, or deliberately

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provide false information, you will be subject to disciplinary action, up to and including dismissal from the Company, or, if you are a Director, a request for your resignation, depending on the facts and circumstances.

     3. You may report information relating to violations of this Code of Ethics, including conflicts of interest, anonymously by calling the following telephone number: 310-914-9599, submitting such information in writing to the following e-mail address of the Company's legal counsel: mncassoc@aol.com, or calling the Company's legal counsel at 310-914-1849. If you want the submission to be anonymous, you should not leave or provide your name or other personal identifying information or send the submission from an e-mail address that identifies the sender. You should provide as much information as possible including all relevant facts and circumstances that you believe should be considered in evaluating the situation. If you request, the Company will maintain the confidentiality of the submission to the extent reasonably practicable. However, the Company may be required to disclose the submission in response to legal proceedings, subpoenas, civil or criminal investigative demands or similar process. In addition, the Company may be required to disclose publicly the matters pertaining to the violation or to take corrective actions and to disclose publicly those corrective actions. In order to make a thorough investigation, it may also be necessary to make inquiries or otherwise engage in conduct that may make it possible to discern the source of the information even though the submission was made anonymously. The Company will not allow retaliation for reports made in good faith.

     4. The Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against any Employee in the terms or conditions of employment because of any lawful act done by the Employee:

          (a) to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of Federal mail fraud statutes, any rule or regulation of the Securities and Exchange Commission, or any provision of Federal law relating to fraud against shareholders (a "Violation"), when the information or assistance is provided to or the investigation is conducted by -

               (i) A Federal regulatory or law enforcement agency;

               (ii) Any member of Congress or any committee of Congress;

               (iii) A person with supervisory authority over the employee (or such other person working for the Company who has the authority to investigate, discover, or terminate misconduct); or

          (b) to file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or about to be filed (with knowledge of the Company) relating to an alleged Violation.

     5. The provisions of this Code of Ethics may be waived for Directors or executive officers of Advanced Engine Technologies Inc. only by the Board of

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
Directors. The provisions of this Code of Ethics may be waived for Employees who are not executive officers of Advanced Engine Technologies Inc. by the Company's Chief Executive Officer, or his designee, or by the Board of Directors. Any such waiver by the Chief Executive Officer, or his designee, must be reported to the Chairman of the Board of Directors. The Company may not waive the provisions of this Section 5 of this Article XII.

     6. Violations of this Code of Ethics will subject the Employee to disciplinary action, including, without limitation, suspension, demotion or discharge. Violations of this Code of Ethics by a Director may constitute cause for disciplinary action, including, without limitation, request for the resignation of such Director.

     7. This Code of Ethics may be amended by the Board of Directors or the Board of Directors. Any amendment will be promptly disclosed by the Company in accordance with, and to the extent required by, the regulations of the Securities and Exchange Commission.

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
                            Compliance Certification

         I have read and understand the Company's Code of Business Conduct and Ethics. I agree that I will comply with the Code of Business Conduct and Ethics. If I am an officer or employee of the Company, I agree that violations of the Code of Ethics will constitute cause for disciplinary action, including, without limitation, suspension, demotion or discharge.

         I certify that I am not currently in violation of the Code of Ethics.

Dated:  ________ __, 200_.


                                                     ______________________
                                      Name





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